   As filed with the Securities and Exchange Commission on October 5, 1999

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

             ------------------------------------------------------
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

             ------------------------------------------------------
                             COMMUNITY BANCORP INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                   33-0859334
-------------------------------                 -------------------
(STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)

130 WEST FALLBROOK STREET, FALLBROOK CA.                92028
----------------------------------------              ----------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)              (ZIP CODE)

               FALLBROOK NATIONAL BANK 401(K) PROFIT SHARING PLAN,
               --------------------------------------------------
                AS ADOPTED AND ASSUMED BY COMMUNITY BANCORP INC.
                ------------------------------------------------
                            (FULL TITLE OF THE PLAN)

                                 THOMAS SWANSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             COMMUNITY BANCORP INC.
                            130 WEST FALLBROOK STREET
                               FALLBROOK, CA 92028
                               -------------------
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (760) 723-8811
                                 --------------
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                      PROPOSED       PROPOSED
      TITLE OF                        MAXIMUM        MAXIMUM
     SECURITIES          AMOUNT       OFFERING       AGGREGATE       AMOUNT OF
       TO BE             TO BE          PRICE        OFFERING      REGISTRATION
     REGISTERED        REGISTERED     PER SHARE        PRICE            FEE
-------------------   ------------   ------------   ------------   -------------
Plan Interests            (1)

Common Stock,        100,000 shares  $7.90625       $790,625       $220.00
 $0.625 par value
================================================================================

(1) Indeterminate amount pursuant to Rule 416(c).

PART I    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The document containing the information in Part I and the documents incorporated by reference into this Registration Statement constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933. Pursuant to the notes to Form S-8, such documents need not be filed with the Securities and Exchange Commission but must be given to participants in the 401(k) Profit Sharing Plan (the "Plan").

         Community Bancorp Inc. ("Community Bancorp") acquired all the outstanding common stock of Fallbrook National Bank (the "Bank") in a bank holding company reorganization (the "Reorganization") consummated on June 25, 1999. As a result of the Reorganization, the outstanding shares of the Bank were converted and exchanged for shares of Community Bancorp on a tax-free, one-share-for one-share basis and the Bank became a wholly-owned subsidiary of Community Bancorp. Additionally, Community Bancorp was designated as the "successor-registrant" to the Bank which previously had filed reports and proxy statements pursuant to the Securities Exchange Act of 1934 with the Comptroller of the Currency.

         As part of the Reorganization, Community Bancorp adopted and assumed certain stock based compensation plans of the Bank, including the Plan. These plans now apply to the shares of common stock of Community Bancorp. Shares of the Bank which were to be issued pursuant to the Plan had previously been registered with the Comptroller of the Currency pursuant to the Securities Act of 1933 prior to the Reorganization.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference in this Registration Statement:

         (a) The Bank's Form 10-KSB for the year ended December 31, 1998 (as filed with the Comptroller of the Currency);

         (b) The Bank's Form 10-QSB for the quarter ended March 31, 1999 (as filed with the Comptroller of the Currency);

         (c) Community Bancorp's Form 10-QSB for the quarter ended June 30, 1999 (as filed with the Securities and Exchange Commission), including the description of Community Bancorp's common stock included therein; and

         (d) Community Bancorp's Form 8-K as of June 25, 1999 (as filed with the Securities and Exchange Commission) filed in connection with the Reorganization.

         Additionally, all documents subsequently filed by Community Bancorp pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and be part thereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         COMMUNITY BANCORP

         Community Bancorp's bylaws provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by Delaware law. Community Bancorp's Certificate of Incorporation also contains a provision, consistent with Delaware law, reducing or eliminating director liability in certain circumstances.

         Section 145 of the Delaware Corporation Law provides that corporations may indemnify an individual made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, because the individual is or was a director, officer, employee or agent of the corporation, against liability incurred in the proceeding if the person acted in good faith and reasonably believed his conduct was in the corporation's best interest or was not opposed to the corporation's best interest.

         Section 145(c) further provides that a corporation shall indemnify an individual who was fully successful on the merits or otherwise in any proceeding to which the director or officer was a party because the individual was or is a director or officer of the corporation, for reasonable expenses incurred by the director in connection with the proceeding. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of the corporation or who, while a director, officer, employee or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual status as a director, officer, employee or agent.

         FALLBROOK NATIONAL BANK

         Pursuant to the regulations of the Comptroller of the Currency, a national bank may only make or agree to make indemnification payments to an institution-affiliated party with respect to any administrative proceeding or civil action initiated by any Federal banking agency that are reasonable and consistent with the requirements of 12 USC 1828(k) and the implementing regulation thereunder. In connection with administrative proceedings or civil actions not initiated by a Federal banking agency, a national bank may indemnify an institution-affiliated party for damages and expenses, including the advancement of expenses and legal fees, in accordance with the law of the state in which the main office of the bank is located, the law of the state in which the bank's holding company, if any, is incorporated or the relevant provisions of the Model Business Corporation Act or the Delaware General Corporations Law, provided such payments are consistent with safe and sound banking practices. The Bank has selected California as the model for its indemnification provisions.

         The California General Corporation Law (the "CGCL") provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

         With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., "derivative actions") and does not apply to claims brought by outside parties.

         With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suites a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

         The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

         The Articles of Association and Bylaws of the Bank implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a director's fiduciary duty of care and making indemnification mandatory in those situations where it is merely permissible under the CGCL. The Bank's Articles of Association, pursuant to the applicable provisions of the CGCL, also include a provision allowing the Bank to include agreements between the Bank and its directors, officers and other agents, provisions expanding the scope of indemnification not inconsistent with the spirit of the Articles.

         The Bylaws of the Bank have been amended to provided for mandatory indemnification in certain instances.

         DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

         The Bank presently maintains a policy of directors' and officers' liability insurance.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         4a Fallbrook National Bank 401(k) Profit Sharing Plan (including the related Agreement of Trust), as adopted and assumed by Community Bancorp Inc.

         5a Pursuant to Instruction (b) under Item 8 of Form S-8, Community Bancorp and the Bank undertake that they will submit or have submitted the Plan and any amendments thereto to the Internal Revenue Service in a timely manner and have made or will make all changes required by the Internal Revenue Service in order to qualify the Plan

         5b Opinion of Reitner & Stuart relating to the legality of securities being registered, and consent

         23a      Consent of KMPG LLP

         23b Consent of Reitner & Stuart is contained in the opinion filed as Exhibit 5b

ITEM 9. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED that the registrant includes in the prospectus to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports file with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Community Bancorp Inc. has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fallbrook, State of California on October 4, 1999.

COMMUNITY BANCORP INC.

By: /s/ THOMAS E. SWANSON
    ---------------------
    THOMAS E. SWANSON
    President and Chief Executive officer

By: /s/ L. BRUCE MILLS, JR.
    -----------------------
    L. BRUCE MILLS, JR.
    Chief Financial officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                                             Dated:
/s/ GRANGER HAUGH
------------------------                    Chairman of the           October  4,  1999
GRANGER HAUGH                               Board

/s/ E. STEVE LEFEVRE
------------------------                    Director                  October  4,  1999
E. STEVE LEFEVRE

/s/ ROY B. HISCOCK
------------------------                    Director                  October  4,  1999
ROY B. HISCOCK


------------------------                    Director                  October  ___,  1999
ROBERT H.S. KIRKPATRICK


------------------------                    Director                  October  ___,  1999
PHILLIP D. OBERHANSLEY

/s/ COREY SEALE
------------------------                    Director                  October  4,  1999
COREY SEALE

/s/ THOMAS E. SWANSON
------------------------                    Director                  October  4,  1999
THOMAS E. SWANSON


------------------------                    Director                  October  ___,  1999
GORDON T. TUCKER

/s/ GARY M. YOUMANS
------------------------                    Director                  October  4,  1999
GARY M. YOUMANS



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the trustees of the Plan on behalf of the Plan in the City of Fallbrook, State of California on October 4, 1999.

THE FALLBROOK NATIONAL BANK 401(k) PROFIT SHARING PLAN, as adopted and assumed by Community Bancorp Inc.

by: /s/ Granger Haugh
    ------------------------
         Granger Haugh, trustee


by: /s/ Thomas E. Swanson
    ------------------------
         Thomas E. Swanson, trustee

                                  EXHIBIT INDEX

                                                                  Page at which
                                                                Exhibit Appears
                                                                in Sequentially

EXHIBIT                    DESCRIPTION                            NUMBERED COPY
-------                    -----------                            -------------

4a         Fallbrook National Bank 401(k) Profit
           Sharing Plan (including the related
           Agreement of Trust), as adopted and assumed by Community Bancorp Inc.

5a Purusant to Instruction (b) under Item 8 of Form S-8, Community Bancorp and the Bank undertake that they will submit or have submitted the Paln and any amendments threto to the Internal Revenue Service in a timely manner and have made or will make all changes required by the Internal Revenue Service in order to qualify the Plan

5b Opinion of Reitner & Stuart relating to the legality of securities being registered, and consent

23a        Consent of KMPG LLP

23b        Consent of Reitner & Stuart*

-------------------------------
*  Contained in the opinion filed as Exhibit 5b